EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lynda Ramsey, Vice President, Treasurer

503.992.4531

lynda.ramsey@merix.com

Merix Corporation Announces $60 Million Convertible Debt Financing

FOREST GROVE, OR, May 11, 2006—Merix Corporation (NASDAQ: MERX) today announced that it has agreed to sell $60 million of 4% Convertible Senior Subordinated Notes due May 2013 in an offering to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933. The sale of the notes to the initial purchaser is expected to close on May 16, 2006, subject to satisfaction of customary closing conditions. Merix has also granted the initial purchaser a 13-day option to purchase an additional $10 million principal amount of the notes.

The notes will be unsecured and subordinate to Merix’ senior bank debt, convertible into shares of Merix’ common stock and callable after May 20, 2010 if certain conditions are met. The initial conversion rate is 65.8328 shares of common stock per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $15.19 per share), subject to adjustment upon the occurrence of certain events.

Merix intends to use the proceeds from the sale to retire $25 million principal amount of 6.5% convertible debentures due May 2007 and $30 million of bank debt incurred in Asia in connection with the acquisition of Merix’ Asian operations. Any remaining proceeds are expected to be used to further reduce debt or for other corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.